Exhibit 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE IT IS NOT MATERIAL AND OF A TYPE THAT PMGC HOLDINGS INC. TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

DEVELOPMENT AND LICENSE AGREEMENT

This DEVELOPMENT AND LICENSE AGREEMENT (“Agreement”), made and entered into as of April 9, 2025 (“Effective Date”) by and between Yuva Biosciences, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, having its principal office at 1500 First Avenue N Suite L133, Birmingham, AL 35203 (together with its Affiliates, “YuvaBio”), and Northstrive Biosciences Inc. (formerly known as Elevai Biosciences, Inc.), a corporation organized and existing under and by virtue of the laws of the State of Nevada, having its principal office at 120 Newport Center Drive, Suite 250, Newport Beach, California 92660 (together with its Affiliates, “Northstrive”) (hereunder referred to jointly as the “Parties,” or individually as a “Party”).

BACKGROUND

This Agreement sets forth the terms and conditions pursuant to which (a) YuvaBio will develop certain mitochondrial science related technology for Northstrive using artificial intelligence (“AI), and (b) Northstrive will obtain a license to such technology for purposes of researching, developing, and commercializing one or more therapeutic products derived from such technology exclusively within the defined Field of Use (“FOU”), explicitly Cardiac Diseases and Obesity. For clarity, “Cardiac Diseases” are diseases primarily targeting cardiac pathology and specifically exclude diseases with secondary cardiac involvement. Based on the foregoing premises, and in consideration of the promises and covenants set forth below, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1 “Affiliate” shall mean any entity controlling, controlled by, or under common control with a Party to this Agreement, excluding joint ventures between a Party and a third party. For purposes of this Agreement, the direct or indirect ownership of more than fifty percent (50%) of the outstanding securities of, or voting interest in, an entity shall be deemed to constitute control.

1.2 “AI Development Program” or “AIDP” means the activities that are conducted by YuvaBio under this Agreement in accordance with the Development Plan outlined in Exhibit A. The AIDP will involve conducting AI activities in three phases (Phase I, Phase II, and Phase III, as set forth in Appendix A) using YuvaBio’s proprietary methodologies and systems (“AI Activities”). [***]

1.3 “Change of Control” means the transfer of shares representing more than Fifty Percent (50%) of the shareholdings from the current shareholders to a third party or third parties.

1.4 “Combination Product” means any pharmaceutical product that comprises one or more active ingredients, including at least one Licensed Northstrive FOU Product, combined with (a) one or more other therapeutically active pharmaceutical agents (whether co-formulated or co-packaged or otherwise sold for a single price); or (b) together with any product, technology, device, software, application, process, or service (whether co-packaged or otherwise sold for a single price) (each (a) and (b), an “Other Component”). For clarity, a Licensed Northstrive FOU Product is not an Other Component.

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1.5 “Confidential Information” is defined in the Mutual Non-Disclosure and Material Agreement effective between the parties as of January 8, 2025 (the “NDA”), which NDA is incorporated herein by reference and attached as Exhibit B.

1.6 “Cover” means, with respect to a product, process, or service, that the manufacture, use, sale, offer for sale, or importation of such product or service, or the practice of such process, would, absent a license, infringe a Valid Claim within the YuvaBio Patent Rights.

1.7 “Development Milestone” shall have the meaning set forth in Section 4.5.

1.8 “Exploit” means, with respect to any Intellectual Property Rights, the right to make use of and derive benefit from such Intellectual Property Rights, including but not limited to developing, manufacturing, marketing, selling, sublicensing, or otherwise commercially utilizing.

1.9 “First Commercial Sale” the initial sale of a Licensed Northstrive FOU Product by Northstrive or its Affiliates or sublicensees to a Third Party for distribution, use, or consumption in a country.

1.10 “Intellectual Property Rights” shall mean all U.S. and foreign rights in and to all (a) Patent Rights, (b) copyrights and moral rights, (c) unpatented information, trade secrets, know- how, invention disclosures, engineering notebooks, confidential information, data, or materials, (d) trademarks, service marks, trade names, trade dress, domain names and similar rights, (e) mask work rights, and (f) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction.

1.11 “Licensed Northstrive FOU Product” means any therapeutic product comprising a compound within the AI Results that is developed, manufactured, or sold by Northstrive (or its Affiliates or sublicensees) within the Northstrive Field of Use.

1.12 “Net Sales” means the net sales recorded by Northstrive or any of its Affiliates or sublicensees (for the purpose of this Net Sales definition, “sublicensees” will not include any distributors or wholesalers) for any Licensed Northstrive FOU Product sold to Third Parties other than sublicensees, as determined by Northstrive’s or its sublicensee’s, as applicable, accounting standards, as consistently applied. The deductions based on an accrual basis by Northstrive and its Affiliates under Northstrive’s accounting standards and by sublicensees under each sublicensee’s accounting standards, in each case, to calculate the recorded net sales from gross sales include the following:

(a) normal trade and cash discounts;

(b) amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(c) rebates (or their equivalent), chargebacks and retroactive price adjustments and any other similar allowances (including those granted to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and entities (and other equivalent entities and institutions)) that effectively reduce the selling price or gross sales of the Licensed Northstrive FOU Product (including those granted to Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(d) amounts provided or credited to customers through coupons and other discount programs;

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(e) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;

(f) fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

(g) other reductions or specifically identifiable amounts deducted for reasons similar to those above in accordance with the applicable accounting standards.

With respect to the calculation of Net Sales:

Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party, and sales between or among Northstrive and its Affiliates, Northstrive and sublicensees will be disregarded for purposes of calculating Net Sales; and if a Licensed Northstrive FOU Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under the applicable accounting standards are met.

If a Licensed Northstrive FOU Product is sold as a Combination Product, the Net Sales of the Licensed Northstrive FOU Product for purposes of determining royalties on Licensed Northstrive FOU Product shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Licensed Northstrive FOU Product (included in such Combination Product) in the prior calendar year when sold separately in finished form, and B is the weighted average sale price in that country in the prior Calendar Year of the independent therapeutically active ingredient (included in such Combination Product) sold separately in finished form. If such average sale price cannot be determined for both the Licensed Northstrive FOU Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld or delayed. In the event that the Parties are unable to agree on the relative value contributed by each component, then the matter will be resolved pursuant to Section 8.5.

1.13 “Non-Recurring Engineering Fee” or “NRE” means that fee payable to YuvaBio for the allocation of its resources in support of the AIDP.

1.14 “Northstrive Field of Use” or “Northstrive FOU” means “Cardiac Diseases” and Obesity. “Cardiac Diseases” are diseases which primarily target cardiac pathology and excludes those with only secondary cardiac involvement.

1.15 “Northstrive Product IP” shall have the meaning set forth in Section 3.4.

1.16 “Patent Rights” shall mean all rights, titles, and interests under any patent or patent application, including all provisionals, divisionals, continuations, continuations-in-part, reissues, extensions, or reexaminations thereof, and all foreign counterparts and corresponding rights.

1.17 “Royalty Term” means, on Licensed Northstrive FOU Product-by-Licensed Northstrive FOU Product basis, the period commencing on the First Commercial Sale of such Licensed Northstrive FOU Product until the latest to occur of:

(a) the expiration of the last to expire Valid Claim of the YuvaBio Patent Rights that Covers such Licensed Northstrive FOU Product;

(b) the twelve (12) year anniversary of the First Commercial Sale of the Licensed Northstrive FOU Product in such country.

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1.18 “Valid Claim” means a claim of an issued and unexpired patent included in the YuvaBio Patent Rights, which has not been held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision from which no appeal can be taken or has been taken within the time allowed for appeal, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise.

1.19 “YuvaBio Licensed Technology” shall mean the YuvaBio Patent Rights and only specific YuvaBio Know-How that is directly utilized by YuvaBio under the AIDP, solely to the extent necessary for the Exploitation of Licensed Northstrive FOU Products under this Agreement.

1.20 “YuvaBio Know-How” shall mean technical information, data, trade secrets, know-how, methods, or processes specifically disclosed by YuvaBio during the AIDP, explicitly excluding broader trade secrets or proprietary information of YuvaBio that are not directly necessary for the Exploitation of Licensed Northstrive FOU Products under this Agreement.

1.21 “YuvaBio Patent Rights” shall mean all YuvaBio Patent Rights owned or controlled by YuvaBio.

2.	AI DEVELOPMENT PROGRAM

2.1 AI Development Program. Subject to the terms and conditions set forth herein, Northstrive and YuvaBio agree to work jointly and diligently with each other toward the objectives of the AI Development Plan outlined in Exhibit A.

2.2 Change Orders. Any revisions to the agreed-upon AI Development Plan shall be carried out through a Change Order and shall be subject to mutual written agreement of the Parties, and when agreed upon will be incorporated into this Agreement, superseding or supplementing the previous AI Development Plan.

2.3 Coordination. YuvaBio and Northstrive agree to meet regularly during implementation of the AIDP, but in no event less than monthly, to discuss the progress of the AIDP. Such meetings should be held web-based video conference in accordance with the AIDP schedule, or as otherwise mutually agreed upon by the Parties. During implementation of the AIDP, subject to each Party’s confidentiality obligations to any third party, each Party will share with the other such of its information as may be necessary or useful (in the sole discretion of the disclosing party) for the other Party to perform its obligations under the AI Development Plan and this Agreement.

2.4 Project Managers and Program Management. Each Party shall appoint a principal point of contact to be its project manager (the “Project Manager”) who shall coordinate and act as a liaison with the other Party with respect to this Agreement. A Party may from time to time change its Project Manager upon written notice to the other Party. The Project Managers’ responsibilities shall include overseeing and supervising its Party’s fulfillment of its obligations under the AI Development Plan, understanding the obligations of the other Party under the AI Development Plan, discussing the progress of the AIDP, and identifying barriers to success, key issues, and issues-resolution options with the other Party’s Project Manager.

2.5 Consideration and Payments (for AIDP).

(a) NRE Fee. Northstrive agrees to pay to YuvaBio NRE fees on the following schedule:

i. (i) [***],

ii. (ii) [***]

iii. (iii) [***]).

[***]

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2.6 Press Releases and Publications. Neither Party shall issue any press release or make any public announcement regarding this Agreement or the collaboration without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Any publications related to the collaboration shall require mutual written approval of both Parties.

2.7 Acknowledgement of YuvaBio Licensed Technology in Licensed Northstrive FOU Products. Northstrive agrees to make commercially reasonable efforts, if accurate and solely if permitted by applicable law, to indicate conspicuously on the packaging of Licensed Northstrive FOU Products that the product contains “YuvaBio™” technology.

2.8 Compliance with 35 U.S.C. § 287. Northstrive agrees to comply with all patent marking notice requirements required under 35 U.S.C. § 287 for the purpose of informing third parties and the public-at-large that the Licensed Northstrive FOU Products are Covered by one or more United States patents within the YuvaBio Patent Rights.

3.	OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

3.1 Northstrive Background IP. During and after the term of this Agreement, Northstrive will exclusively retain all right, title and interest in and to all Intellectual Property Rights created, conceived, owned, controlled or developed by or for Northstrive: (a) on or before the Effective Date, or (b) which result from activities which are independent from but concurrent with this Agreement (collectively, “Northstrive Background IP”). Any inventions which use or improve upon YuvaBio confidential information or YuvaBio Background IP will not be considered “independent”.

3.2 YuvaBio Background IP. During and after the term of this Agreement, YuvaBio will exclusively retain all right, title and interest in and to all Intellectual Property Rights created, conceived, owned, controlled or developed by or for YuvaBio: (a) on or before the Effective Date, or (b) which result from activities which are independent from but concurrent with this Agreement (collectively, “YuvaBio Background IP”). Any inventions which use or improve upon Northstrive confidential information or Northstrive Background IP will not be considered “independent”.

3.3 Developed Technology. Excluding the Northstrive Background IP and the YuvaBio Background IP, all Intellectual Property Rights made and/or developed under this Agreement will be subject to the following provisions, regardless of inventorship:

(a) YuvaBio Sole Foreground IP. YuvaBio shall solely own all right, title and interest in and to the following (along with any Intellectual Property Rights thereto) developed under this Agreement without regard to inventorship (collectively, YuvaBio Sole Foreground IP”):

i. [***]

ii. [***]

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(b) Northstrive Product IP. Subject to YuvaBio’s rights under Section 3.3(a), Northstrive shall solely own all right all right, title and interest in and to

i. the [***] results; and

ii. any Intellectual Property Rights created by or on behalf of Northstrive that are specifically directed toward the development, manufacture, clinical and therapeutic use, and commercialization of any Licensed Northstrive FOU Products (“Northstrive Product IP”). Northstrive Product IP does not include any YuvaBio Sole Foreground IP.

3.4 Patent Prosecution.

(a) YuvaBio shall have the exclusive right to lead and make all decisions regarding the filing and prosecution of Patent Rights within the YuvaBio Sole Foreground IP, provided that YuvaBio shall use commercially reasonable efforts to share draft filings and responses with Northstrive and to incorporate Northstrive’s feedback regarding such prosecution activities to the extent it directly affects the Patent Rights relating to Licensed Northstrive FOU Products.

(b) Northstrive shall have the exclusive right to lead and make all decisions regarding the prosecution of Patent Rights within the Northstrive Product IP, provided that upon request of YuvaBio, Northstrive shall use commercially reasonable efforts to discuss such Northstrive Product IP with YuvaBio, and use commercially reasonable efforts to take into consideration YuvaBio’s feedback as it relates to protecting Patent Rights outside of the Northstrive Product IP.

3.5 License Grants

(a) Subject to the terms of this Agreement, including Northstrive’s payment obligations under Section 2.5 and Article 4, YuvaBio and its Affiliates hereby grant to Northstrive a worldwide license, exclusive within the Northstrive Field of Use (including as to YuvaBio), with the right to grant sublicenses through multiple tiers, to and under the YuvaBio Licensed Technology, to Exploit Licensed Northstrive FOU Products. For the avoidance of doubt, Northstrive shall have no rights (express or implied, exclusive or nonexclusive) outside the Northstrive Field of Use, except as specifically set forth in Section 3.5(b) (ROFR).

(b) During the Term of this Agreement and for one (1) year following completion of [***], YuvaBio hereby grants to Northstrive a right of first refusal (“ROFR”) to negotiate an exclusive license for any field of use outside of the Northstrive Field of Use which is within the Expanded Field of Use. The Expanded Field of Use [***]. Prior to entering into any agreement or transaction with any third party regarding such indications, YuvaBio shall provide Northstrive with written notice of the proposed terms (“ROFR Notice”). Northstrive shall have fifteen (15) days from the receipt of the ROFR Notice to elect to negotiate an exclusive license with YuvaBio on terms substantially similar to those contained in the ROFR Notice. If Northstrive does not exercise this ROFR within the fifteen (15) day period or elects not to negotiate an exclusive license, YuvaBio shall be free to negotiate and enter into agreements with third parties on terms no less favorable than those offered to Northstrive. If YuvaBio offers more favorable terms to a third party, Northstrive must be given an opportunity to match those terms before any final agreement is executed with said third party. Any dispute arising out of this Section 3.5(b) shall be resolved under the Expedited Procedure set forth in Section 8.7.

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4.	MILESTONE FEES AND ROYALTIES

4.1 Royalties.

(a) On a Licensed Northstrive FOU Product-by-Licensed Northstrive FOU Product basis, Northstrive will pay YuvaBio a royalty equal to [***] of quarterly Net Sales during the Royalty Term (paid on a quarterly basis). Northstrive agrees to pay such royalties to YuvaBio within thirty (30) days after the end of the calendar quarter in which royalties are due.

(b) After the expiration of the applicable Royalty Term for a Licensed Northstrive FOU Product, the licenses granted to Northstrive pursuant to this Agreement with respect to such Licensed Northstrive FOU Product will continue in effect but will become fully paid up, royalty free, transferable, perpetual and irrevocable.

4.2 Payments and Taxes. All amounts payable under this Agreement shall be paid in United States Dollars, unless otherwise agreed in writing by the Parties, to an account designated from time to time in writing by the Party receiving payment. Each Party is responsible to pay its own income tax liability that may result from any transaction occurring in connection with this Agreement. All late payments shall incur a late payment charge until such payments are received by the Party receiving payment at the rate of [***] per month commencing in the calendar month immediately following the date on which such payments were due and payable by the Party making payment.

4.3 Reports. All payments made under this Section 4 shall be accompanied by a quarterly royalty report in a format reasonably acceptable to both Parties and including such information to reasonably enable YuvaBio to verify the calculation of the royalty payment for such calendar quarter.

4.4 Records; Audit Rights. Northstrive will keep and retain for a period of three (3) years from the applicable payment or report, complete and accurate records which support the royalties and reports provided to YuvaBio pursuant to this Agreement. YuvaBio will have a right (exercisable no more than once during a twelve (12) calendar month period) at its expense, to audit Northstrive ’s royalty reports provided by Northstrive hereunder to confirm the amount of royalty payments to be made. For that purpose, YuvaBio will select an independent certified public accountant from an internationally recognized accounting firm, not engaged on a contingency basis and who will be subject to Northstrive ’s reasonable approval, to inspect the records of Northstrive relating to the payment of royalties under this Agreement on reasonable notice and during regular business hours to verify Northstrive’s royalty payments due pursuant to this Agreement; provided, however, that such independent accountant will sign an appropriate confidentiality agreement and will disclose to YuvaBio only the amount of under or over payment. If such inspection reveals that any payment will not have been rendered or made in accordance with the terms of this Agreement, or that any payment made by Northstrive was short by more than five percent, then Northstrive shall pay the reasonable actual cost of such inspection without prejudice to any other remedies or claims of YuvaBio. Any amount determined by the independent accountant to be overpaid will be credited to Northstrive ’s future obligations to YuvaBio. The findings and records of the independent accountant will be made available to both Parties.

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4.5 Milestone Payments. In further consideration of the rights and licenses granted to Northstrive hereunder, upon achievement of each of the milestones set forth below (each a “Development Milestone”) by or on behalf of Northstrive, its Affiliates or sublicensees, the corresponding milestone payment will be payable to YuvaBio on a Licensed FOU Product-by-Licensed FOU Product basis:

(a) Initiation of IND-Enabling Development Activities (e.g., commencement of formal preclinical studies such as toxicology, pharmacokinetics, or dose-ranging studies conducted under GLP or intended to support regulatory submission): $[***].

(b) Filing of an Investigational New Drug (IND) Application: $[***].

(c) IND Approval by Regulatory Authorities (FDA or equivalent approval to proceed with clinical trials): $[***].

(d) First Patient Dosed in a Phase 1 Clinical Trial: $[***].

(e) Sublicensing of a Compound Identified in the AI Results to a Pharmaceutical Partner: $[***].

Each milestone above will be paid not more than once for each compound identified in the AI Results and will be deemed earned as of the first achievement of the corresponding milestone by such compound. Northstrive will report to YuvaBio within five (5) business days of achievement of any milestone and will send payment within twenty (20) business days after achievement of any milestone.

5.	TERM AND TERMINATION

5.1 Term. The term of this Agreement will begin on the Effective Date and, unless terminated pursuant to this Article 5, shall expire as follows: (a) on a Licensed Northstrive FOU Product-by-Licensed FOU Product basis, upon the expiration of the Royalty Term for such Licensed Northstrive FOU Product; (b) in its entirety upon the expiration of the Royalty Term with respect to the last Licensed Northstrive FOU Product being developed, manufactured, or commercialized anywhere in the world. The period commending on the Effective Date and ending on the expiration date of this Agreement in its entirety shall be referred to as the “Term”.

5.2 Termination for Cause. Either Party may terminate this Agreement effective immediately and without liability upon written notice to the other Party if the other Party: (a) voluntarily petitions in bankruptcy or otherwise seeks protection under any law for the protection of debtors, is the subject of an involuntary bankruptcy action or trustee appointment, ceases or suspends business, or makes an assignment of the majority of its assets for the benefit of its creditors; or (b) materially breaches any obligation under this Agreement, which is not remedied within thirty (30) days after written notice of the breach, unless the Party has begun substantial corrective action to remedy the default within such thirty (30) day period, in which case termination will not be effective unless ninety (90) days has expired from the date of the notice of default without the default having been remedied. In the event that dispute resolution procedures have commenced in accordance with Section 8.6 with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 5.2 shall take effect until the resolution of such procedure.

5.3 Termination for Convenience. Northstrive may at any time terminate this Agreement, with or without cause, by providing ten (10) days written notice to YuvaBio of the desire to terminate this Agreement. If Northstrive terminates under this Section 5.3 prior to the completion of the AIDP, it will reimburse YuvaBio for its already-incurred or non-cancellable costs and/or expenses and will pay the Early Termination Fee of $[***] (otherwise Northstrive’s license rights will terminate).

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5.4 Return of Confidential Information and Payment. Upon request of a Party, each Party will promptly return or destroy within ninety (90) days the other Party’s Confidential Information. Jointly developed physically inseparable AIDP information still in such Party’s possession may be retained / kept as an archived copy subject to the Party’s ongoing confidentiality obligations under this Agreement. Each Party will pay to the other Party any undisputed amounts due and owing under this Agreement in the event of termination. Nothing in this Section 5.4 shall convey rights greater than those specified elsewhere in this Agreement. Notwithstanding the foregoing, each party acknowledges that Recipient will not be required to return to Discloser or destroy those copies of Discloser’s Confidential Information that: (a) were stored on Recipient’s backup, disaster recovery or business continuity systems in the ordinary course of Recipient’s business; or (b) Recipient is obligated by applicable law to retain. For clarification, following Recipient’s receipt of a Return Request, Recipient will not use, and will prevent its Representatives from using, Discloser’s Confidential Information for any purpose other than as required by applicable law, regulation or order under subsection (b) above or for reviewing compliance with the terms of this Agreement.

5.5 Effect of Termination; Survival.

(a) In the event that this Agreement is terminated, either with respect to one or more Licensed Northstrive FOU Products or in its entirety for any reason, Northstrive shall cease to have any rights in any YuvaBio Licensed Technology and YuvaBio shall have the sole right to prosecute Patent Rights within the YuvaBio Sole Foreground IP without consultation or obligation to Northstrive.

(b) Notwithstanding Section 5.5(a), if Northstrive has the right to terminate this Agreement pursuant to Section 5.2 after the AIDP is completed, Northstrive may elect, in lieu of such termination, to maintain this Agreement in effect and require the Parties to re-negotiate the royalty rate set forth in Section 4.1(a), subject to Expedited Resolution under Section 9.7 if the Parties are unable to agree within sixty (60) days following the effective date of Northstrive’s request for such a revised royalty rate.

(c) Any termination hereunder will be without prejudice to any other remedy either Party may have at law or in equity. The provisions of Sections 1, 4, 5, 6, 7, and 8, will survive any termination or expiration of this Agreement.

5.6 Limitation of Liability upon Termination. Except as expressly provided herein, in the event of termination by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, or commitments in connection with the business or goodwill of Northstrive or YuvaBio.

5.7 Notice of Termination. If any Party seeks to terminate this Agreement, it shall inform all persons listed in Section 8.2 of this Agreement before taking any such action.

6.	CONFIDENTIALITY

6.1 Incorporation of Previously Signed NDA. The NDA signed by both Parties on January 8th, 2025 is attached hereto and will continue to govern exchange of confidential information hereunder mutatis mutandis, except to the extent modified by this Agreement. Notwithstanding anything to the contrary in the NDA, the following shall apply with respect to Confidential Information hereunder:

(a) Neither Party shall issue any press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this Agreement without the other Parties’ prior written consent, not to be unreasonably withheld or delayed.

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(b) YuvaBio Sole Foreground IP shall be deemed YuvaBio Confidential Information and YuvaBio shall be deemed the “Disclosing Party” thereof.

(c) Northstrive Product IP shall be deemed Northstrive Confidential Information and Northstrive shall be deemed the “Disclosing Party” thereof.

(d) In addition to disclosures permitted under the NDA, either Party may disclose Confidential Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights Covering Licensed Northstrive FOU Product as permitted by this Agreement; (ii) in connection with regulatory filings for Licensed Northstrive FOU Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders, governmental regulations, or the inquiries of regulatory authorities; (v) in connection with an offering of securities or securities law disclosure requirements if counsel determines that such disclosure is required; (vi) to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to it hereunder; (vii) to bona fide potential investors, licensees, licensors, collaborators, lenders and acquirors/acquirees, and to consultants and advisors, in connection with a proposed equity or debt financing of such Party, an actual or proposed license, collaboration or similar arrangement, or a proposed acquisition or business combination, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement; or (viii) to bona fide potential sublicensees or and distributors, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement.

6.2 Injunctive Relief. The Parties acknowledge that any breach of the provisions of this Section 6 may cause irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, each Party agrees that the other Party will have, in addition to any other rights or remedies available to it at law or in equity, the right to seek injunctive relief to enjoin any breach or violation of this Section 6.

7.	WARRANTIES AND DISCLAIMERS

7.1 Mutual Warranties. Each Party represents and warrants to the other that: (a) it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or constitute a default under any of its contractual obligations.

7.2 Warranty Disclaimer. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN, EACH PARTY MAKES NO WARRANTIES AND DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. ANY PATENTS OR KNOWHOW LICENSED HEREIN ARE PROVIDED AS IS, AND NEITHER PARTY ASSUMES ANY RESPONSIBILITY WHATEVER WITH RESPECT TO THE MANUFACTURE, USE, SALE, OR OTHER DISPOSITION OF ANY PRODUCT TO BE MANUFACTURED IN ACCORDANCE WITH THIS AGREEMENT.

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7.3 Limitation of Liability. EXCEPT FOR EACH PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, LOST REVENUES, OR LOSS OF USE) RESULTING FROM, ARISING OUT OF OR IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT OR PERFORMANCE OR FAILURE TO PERFORM HEREUNDER WHETHER DUE TO BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, OR NEGLIGENCE OF THAT PARTY.

7.4 Indemnification. Each Party (“Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (“Indemnified Party”) and its respective Affiliates and each of its and their officers, directors, shareholders, employees, successors and permitted assigns (collectively, “Indemnitees”) from and against any and all any losses, costs, liabilities, judgments, debts and other fees (including reasonable attorneys’ fees) incurred by any Indemnitees caused by any claims, charges, complaints, actions, suits, proceedings, hearings, investigations and demands brought against any Indemnitee by any third party (“Claims”) (and in connection with and/ arising out of (i) breach by the Indemnifying Party or of any representations, warranties, covenants and/or obligations set forth in this Agreement; or (ii) the Indemnifying Party’s (and/or any of its officers’, directors’, employees’, and/or representatives’) fraud, gross negligence, recklessness, or willful misconduct, or (iii) any and all claims, proceedings, demands and liabilities of any kind whatsoever arising out of the death of or injury to or other damages to any person or persons resulting from Northstrive ’s production, manufacture, sale, use, sublicense, or advertisement of the Licensed Northstrive FOU Product.

8.	GENERAL TERMS AND CONDITIONS

8.1 Third Parties. YuvaBio may exercise its rights or fulfill its obligations hereunder in whole or in part through third party contractors, provided that each contractor will agree to be bound by obligations with respect to the Parties’ Confidential Information that are comparable to those contained in this Agreement.

8.2 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or sent by an internationally recognized overnight courier service, such as Federal Express or United Parcel Service, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

If to Northstrive, to:	Northstrive Biosciences, Inc.
120 Newport Center Drive
Suite 250
Newport Beach, California 92660
Attention: Legal Department

If to YuvaBio, to:	Yuva Biosciences, Inc.
1500 1st Ave NE Suite L133
Birmingham, AL 35203
Attention: Greg Schmergel

8.3 Compliance with Laws. Each Party shall comply with all applicable laws, regulations, and rules of any governmental authority having jurisdiction and shall obtain all necessary permits, licenses, and consents of governmental authorities necessary for the manufacture, sale, export, import, or other performance contemplated by this Agreement. Each party hereby represents and warrants that no consent, approval, or authorization of or designation, declaration, or filing with any governmental authority is required in connection with the valid execution, delivery, and performance of this Agreement. In recognition of U.S. and other applicable export control laws and regulations, each Party agrees that it will not export, or transfer for the purpose of re-export, any product, technical data received hereunder or the product produced by use of such technical data, including processes and services in violation of applicable export laws, regulations, treaties or executive orders as amended or supplemented from time to time.

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8.4 Offensive Litigation Against Third Parties. In the event Northstrive desires to initiate an enforcement action against a third party inside the Northstrive Field of Use, the Parties agree to meet to determine on a case by case basis whether to proceed with offensive litigation for infringement against such third party. In the event the Parties decide to so proceed, they shall further discuss the allocation of responsibility and the manner in which the Parties will proceed, taking into account among other factors the nature of the desired enforcement actions, whether there are also other patents owned by Northstrive or YuvaBio potentially involved, and the anticipated allocation of damages suffered by each respective Party due to the alleged infringement. Neither YuvaBio nor Northstrive shall be required to participate in or be a party to an enforcement action arising under this Section 8.4; provided that in the event either Party decides not to participate in such an enforcement action, the other Party may proceed with such enforcement action alone provided that (1) such Party electing to proceed shall not make any settlement in connection with such enforcement action that may be binding upon or affect the non-proceeding Party’s products, intellectual property, technology and/or finances of without the non-proceeding Party’s express prior written permission, (2) subject to (1), such proceeding Party shall control all aspects of the enforcement action and any settlement discussions and resulting settlement agreement, (3) such proceeding Party shall exercise a duty of reasonable care in pursuing the enforcement action to protect the Parties’ rights, (4) the non-proceeding Party shall provide reasonable assistance to the other Party as necessary, and (5) the proceeding Party shall be entitled to retain damages obtained from judgment or settlement in connection with such enforcement in proportion to their contribution to the costs of enforcement, with any remaining damages to be distributed equitably between the parties based on their respective injuries.

8.5 Governing Law; Venue. This Agreement will not be construed, enforced, or governed by the United Nations Convention on Contracts for the International Sale of Goods. This Agreement will be governed and construed under and in accordance with the laws of the State of Delaware (without giving effect to any choice of law rule which would cause the application of the laws of any jurisdiction besides Delaware). Except as provided in Section 8.7, any legal action or proceeding with respect to this Agreement will only and exclusively be brought and determined in the federal court of the District of Delaware, Wilmington, DE; provided that any Party may apply to any U.S. or applicable court or administrative body of competent local jurisdiction to enforce such Party’s intellectual property or proprietary rights or to obtain a temporary restraining order, preliminary injunction, permanent injunction, or other injunctive relief to protect its interests, without breach of this Section 8.5 and without any abridgment of the powers of the courts set forth above. The Parties specifically consent to service upon the local registered agents of Northstrive or YuvaBio or any of their Affiliates in the State of Delaware as well as to the jurisdiction of the courts and/or administrative agencies specified in this Section 8.5 for the resolution of any dispute that might arise under this Agreement.

8.6 Dispute Escalation Process During AIDP. Subject to each Party’s rights to protect its Confidential Information and intellectual property rights, if either Party believes that the other Party has failed to perform its obligations under the AIDP, it will notify the other Party of the perceived deficiency. Upon receipt of notice, the Parties will promptly discuss the corrective action plan in person or by telephone and will attempt in good faith to agree to a mutually acceptable corrective action plan. If the Parties cannot agree upon a corrective action plan within ten (10) business days of the original notice date, the issue will be escalated to senior management at the respective Parties. The respective management representatives will discuss the issue in person or by telephone and the Parties will attempt in good faith to resolve the issue for a period of ten (10) business days. If the issue is not resolved, as agreed by the Parties, within such ten (10) business day period, the Parties may exercise their rights otherwise allowed under this Agreement. This Section shall not apply after the AIDP is completed.

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8.7 Expedited Resolution. If a Party exercises its rights under this Agreement to refer a dispute to expedited resolution, then the Parties will follow the expedited dispute resolution process in this Section 8.7 (and not the dispute resolution process in Section 8.5 of this Agreement) (“Expedited Resolution”). The Parties agree and acknowledge that any good faith dispute under Expedited Resolution will not be deemed to be a material breach of this Agreement. The Expedited Resolution will be fast-track, binding arbitration carried out in accordance with the following (a) the Parties will refer the matter to arbitration before a mutually acceptable independent arbitrator, who shall be experienced in the pharmaceutical business; (b) each Party will submit its final proposed terms to the other Party at least thirty (30) days prior to submission to the independent arbitrator; (c) the independent arbitrator will select between the two sets of terms (i.e., the independent arbitrator will select the more suitable set of terms submitted by the Parties, and will not propose a third set of terms), and shall render his or her opinion within thirty (30) days after the final arbitration hearing; and (d) the decision of the arbitrator shall be final and binding on the Parties, and shall not be subject to the dispute resolution provisions set forth in Section 8.5.

8.8 Waiver & Amendment. The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement or (d) amend, modify or supplement this Agreement. Any agreement on the part of a Party to any such extension, waiver, amendment, modification, or supplement will be valid only if set forth in an instrument in writing signed on behalf of such Party. Any failure on the part of any Party to enforce at any time, or for any period of time, any of the provisions of this Agreement will not be deemed or construed to be a waiver of such provisions or of the right of such Party thereafter to enforce each and every such provision.

8.9 Assignment of Agreement Upon Change of Control. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by any of the Parties (whether by operation of law or otherwise) in whole or in part without the prior written consent of the other Party, except to (i) one or more wholly-owned subsidiaries of the applicable Party, (ii) in connection with a Change of Control transaction, or (iii) to an Affiliate of the applicable Party, provided that the assigning Party remains liable for the performance of its Affiliate’s obligations under this Agreement (including, but not limited to, mergers, consolidations, or sales of all or substantially all of the assets, spin-offs, or split offs) of the business of the applicable Party related to this Agreement. The Parties agree that the assignment of this Agreement, or the acquisition of any entity of the applicable Party or any assets of such Party affected by this Agreement, will not reduce the other Party’s or the acquirer’s obligations to the non-acquired Party under this Agreement. The Parties further agree that if such an assignee or acquiring party elects for any reason to not fulfill its obligations under this Agreement, then notwithstanding any provision to the contrary, the non-acquired Party may treat such election as a material breach of this Agreement. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

8.10 Construction & Interpretation. Unless otherwise expressly stated in this Agreement, a “day” refers to a calendar day. When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or including are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, and exhibit references are references to the articles, sections, and exhibits of this Agreement, unless otherwise specified. The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. Any reference to a Party or any other agreement or document contemplated hereby will include such Party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement. The Parties intend that each provision of this Agreement will be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). Headings are used for convenience only and will not in any way affect the construction or interpretation of this Agreement. The doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court or arbitrator considering this Agreement.

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8.11 English Language. The original of this Agreement has been written in English, and such version will be the governing version of this Agreement. Each Party waives any right it may have, if any, under any law or regulation to have this Agreement written in a language other than English.

8.12 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void, or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void, or unenforceable, the Parties agree that the court making such determination will have the power to and will, subject to the discretion of such court, reduce the scope, duration, area, or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.13 Independent Contractors. The Parties are each independent contractors, and neither Party will be, nor represent itself to be, the franchiser, joint venturer, franchisee, partner, broker, employee, servant, agent, or legal representative of the other Party for any purpose whatsoever.

8.14 Force Majeure. A Party is not liable under this Agreement for non-performance (other than failure to make undisputed payments then owing) caused by events or conditions beyond that Party’s reasonable control, including but not limited to acts of God, war, pandemic, government actions, or supply chain disruptions, if the Party makes commercially reasonable efforts to perform.

8.15 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile, electronic mail, or otherwise), each of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Party. Each Party need not sign the same counterpart.

8.16 Entire Agreement. This Agreement (including its exhibits, which are incorporated herein by this reference) contain and constitute the complete and entire agreement and understanding of the Parties concerning the matters contained herein and therein and may not be altered, modified or changed in any manner except by a writing duly executed by the Parties. Any terms and conditions of any acknowledgement, invoice, or purchase order issued under this Agreement will be superseded in full by the terms and conditions of this Agreement. No statements, promises, or representations have been made by any Party to another, or are relied upon, and no consideration has been or is offered, promised, expected, or held out, other than as stated in this Agreement and no Party is relying on any representations other than those expressly set forth herein and therein. All prior or contemporaneous discussions and negotiations, whether oral or written, have been, and are, merged and integrated into, and superseded by, this Agreement.

SIGNATURE PAGE NEXT PAGE

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and effective, by their representatives thereunto duly authorized, as of the Effective Date.

NORTHSTRIVE		YUVA BIOSCIENCES, INC.

By:	/s/ Braeden Lichti	By:	/s/ Greg Schmergel

Name:	Braeden Lichti	Name:	Greg Schmergel

Title:	Chairman	Title:	CEO

Date:	4/9/2025	Date:	4/9/2025

SIGNATURE PAGE TO DEVELOPMENT AND LICENSE AGREEMENT

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EXHIBIT A

AI DEVELOPMENT PLAN

[***]

(a)	[***]

(b)	[***]

(c)	[***]

[***]

(a)	[***]

(b)	[***]

(c)	[***]

[***]

(a)	[***]

(b)	[***]

I.	[***]

II.	[***]

(c)	[***]

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EXHIBIT B

NDA/MTA Signed by Both Parties on January 8, 2025.

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Mutual Non-Disclosure and Material Transfer Agreement

This Agreement is made effective as of 1.8.2025 (the “Effective Date”) by and between the following Parties (each individually a “Party”):

Yuva Biosciences, Inc. 1500 pt Ave N Suite Ll33 Birmingham, AL 35203	Elevai Biosciences 120 Newport center Drive Newport Beach, CA 92660

WHEREAS, in connection with exploring and evaluating a possible business relationship (the “Relationship”), the Parties recognize the need to disclose to one another certain of their Confidential Information (as defined below); and

WHEREAS, the Parties wish to provide the terms and conditions upon which such Confidential Information will be disclosed by one Party to the other Party hereunder;

NOW, THEREFORE, the Parties agree as follows:

1. “Confidential Information” means non-public information in whatever form disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) on or after the date hereof which relates to a Disclosing Party’s business or the Relationship including without limitation business, financial and technical information and data, or which although not directly related to the Relationship, is nevertheless disclosed as a result of or in connection with the Parties’ discussion of the Relationship.

2. The Receiving Party shall use the Disclosing Party’s Confidential Infonnation only for the purpose of evaluating the Relationship, and shall protect such Confidential Information from disclosure to third parties, using the same degree of care used to protect its own proprietary information of like importance, but in any case using no less than a reasonable degree of care. The Receiving Party may disclose the Disclosing Party’s Confidential information to its affiliates and its employees, in each case if such affiliates and employees have a need to know for the purpose of the Relationship, provided such affiliates and employees are informed of and agree to abide by the restrictions on use and disclosure of such Confidential Information under this Section 2, and provided further that the Receiving Party shall be liable to the Disclosing Party for any failure of any such affiliate or employee to abide by the restrictions contained in this Section 2. The Receiving Party shall not file any patent application using or improving upon the Disclosing Party’s Confidential Information.

3. This Agreement shall become binding on the Effective Date and shall remain in force until the date three (3) years thereafter. Notwithstanding expiration or termination of this Agreement, the duties of protection and non-use of Confidential Information expire (10) ten years from the date of receipt of Confidential Infonnation.

4. The restrictions of this Agreement on use and disclosure of Confidential Infonnation shall not apply to information that:

(a) the Receiving Party can demonstrate is in the possession or control of such Party, without restrictions on use or disclosure, at the time of its disclosure hereunder;

(b) is or becomes publicly known, through no wrongful act of the Receiving Party, however, in the event that only a portion of the Confidential Information becomes publicly known or available through no fault or breach of Receiving Party, the remaining non-public portion of the Confidential Information shall continue to be subject to the terms of this Agreement;

(c) the Receiving Party can demonstrate was received, without restrictions on use or disclosure, by such Party from a third party free to disclose it without obligation to the Disclosing Party;

(d) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law. However, before making such disclosure, the Receiving Party shall give the Disclosing Party an adequate opportunity to interpose an objection and/or take action to assure confidential handling of such information.

(e) Receiving Party acknowledges that the combination, adaptation, or compilation of different portions of the Confidential Information, even if some of these portions are publicly known, may result in proprietary knowledge or insights. Receiving Party agrees that the protection and obligations provided under this Agreement extend to such combinations, adaptations, or compilations subject to the exceptions enumerated above in this Section.

5. Confidential Information disclosed under the Agreement (including information in computer software or held in electronic storage media) shall be and remain the property of the Disclosing Party. The Receiving Party shall keep a record of the location of all written or tangible materials embodying Confidential Information of the Disclosing Party in its possession, and, upon the written request of the Disclosing Party at any time, shall promptly return or destroy all such written or tangible materials embodying Confidential Information of the Disclosing Party in its possession, and no such Confidential Information shall thereafter be retained in any form by the Receiving Party. The Receiving Party shall be fully responsible for the return or destruction of all Confidential Information disclosed to its affiliates and its employees. The Receiving Party shall, at the request of the Disclosing Party, provide to the Disclosing Party a certificate to the effect that it has returned or destroyed all such materials. No right or license is granted by the Disclosing Party with respect to the Confidential Information.

6. Material Transfer. The Parties acknowledge that Yuva Biosciences has or will transfer to the other Party highly sensitive Confidential Information which will include compound samples of “Y100” (“Y100” is defined as a specific molecular structure, and includes the botanical extract or extracts of which it is a constituent, as well as similar molecular structures which may have different names) and accompanying information related to Y100 which may include the identity and chemical structure ofY 100, descriptions of methods and uses and fonnulations ofYIO0, test results using Yl 00, delivery methods including but not limited to encapsulation and chemical conjugation of Y100, sources for Y100, and other related infonnation, all of which collectively shall be referred to as the “Samples”. The Samples shall be used solely for evaluation of entering into a business relationship with Yuva Biosciences or with a Yuva Biosciences-approved third party (the “Purpose”). The Receiving Party shall not reverse engineer, modify or create derivatives or improvements or permit the modification of or creation of additional Samples (through natural or synthetic methods) or derivatives of, or improvements on, Samples without Yuva Biosciences’s prior written consent. Following receipt of the Samples, Receiving Party shall not develop, license, make, have made, offer to sell or sell products using, based on or derived from the Samples or using any part of the Samples without a valid license agreement in place with Yuva Biosciences or through a third party with a valid license agreement with Yuva Biosciences that includes have made rights. The Samples and any improvements thereto shall remain the exclusive property ofYuva Biosciences.

7. The term “affiliate” means any person or entity controlling, controlled by or under common control with a Party.

8. The Parties each acknowledge and agree that remedies at law would be inadequate to protect the Disclosing Party against any actual or threatened breach of this Agreement by the Receiving Party. Accordingly, the Receiving Party agrees to the granting of injunctive relief or other equitable relief in favor of the Disclosing Party (without proof of actual damages) in the event of any such actual or threatened breach (in addition to any remedies to which the Disclosing Party may be entitled at law). The Receiving Party further agrees to pay all costs and expenses of the Disclosing Party (including attorneys’ fees) in enforcing this Agreement.

9. This Agreement: (a) is the complete agreement of the Parties concerning the subject matter hereof and supersedes any and all prior agreements, understandings or discussions with respect to the subject matter hereof; (b) shall not be construed to create any obligation on the part of either Party to retain the services or to compensate the other Party in any manner, except as may be set forth by a separate written agreement duly executed and delivered by the Parties; (c) may not be amended or in any manner modified except in writing signed by the Parties; and (d) shall be governed by and interpreted under the laws of the State of Delaware. If any provision of this Agreement is found to be unenforceable, the remainder of the Agreement shall be enforced as fully as possible and the unenforceable provisions shall be deemed modified to the limited extent required to pennit its enforcement in the manner most closely representing the intention of the Parties as expressed herein. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute the same Agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused the Agreement to be executed by its duly authorized representative.

Yuva Biosciences, Inc.		Entity Name: Elevai Biosciences

Signature:	/s/ GregSchmergel	Signature:	/s/ Graydon Bensler
Name:	GregSchmergel	Name:	Graydon Bensler
Title:	CEO	Title:	CFO